Exhibit 27

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of November 10, 2008 (this “Agreement”), is by and among Henkel AG & Co. KGaA, organized under the laws of the Federal Republic of Germany (“Henkel KGaA”), Henkel Corporation, a Delaware corporation (“Henkel Corp.,” and, together with Henkel KGaA, the “Selling Stockholders”), and Ecolab Inc., a Delaware corporation (the “Company”).

WHEREAS, at the request of the Selling Stockholders, the Company proposes to file a Registration Statement on Form S-3 with the Securities and Exchange Commission (the “Registration Statement”) with respect to the offer and sale by the Selling Stockholders of up to 72,692,552 shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”) (less any shares to be purchased under this Agreement);

WHEREAS, the Selling Stockholders propose to enter into an Underwriting Agreement (the “First Underwriting Agreement”) among certain underwriters to be named therein (the “First Underwriters”), the Company and themselves whereby the Selling Stockholders will sell some or all of their shares of Common Stock (the “First Underwritten Shares”) in a public offering (the “First Offering”);

WHEREAS, in the event that the Selling Stockholders do not sell all of their shares of Common Stock in connection with the First Offering, the Selling Stockholders may enter into a second Underwriting Agreement (the “Second Underwriting Agreement”) among certain underwriters to be named therein (the “Second Underwriters”), the Company and themselves whereby the Selling Stockholders will sell some or all of their remaining shares of Common Stock (the “Second Underwritten Shares”) in a second public offering (the “Second Offering,” and, together with the First Offering, the “Offerings”);

WHEREAS, simultaneously with the execution of this Agreement, the Company and Henkel KGaA have executed an amendment to that certain Second Amended and Restated Stockholder’s Agreement, dated as of November 30, 2001, between the Company and Henkel KGaA (the “Amendment,” and as so amended, the “Amended Stockholder’s Agreement”); and

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Selling Stockholders desire to sell, and the Company desires to purchase, shares of Common Stock owned by the Selling Stockholders.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants contained in this Agreement and the Amendment, the Company and the Selling Stockholders hereby agree as follows:

ARTICLE I

  PURCHASE AND SALE OF COMMON STOCK

Section 1.01    Purchase and Sale. Subject to the terms and conditions of this Agreement, the Company shall purchase from the Selling Stockholders, and the Selling Stockholders shall sell to the Company, shares of Common Stock (collectively, the “Repurchase Shares”).

(a)	First Offering.

(i)  Number of Shares. The number of shares of Common Stock (rounded to the nearest whole share) (the “First Purchased Shares”) to be purchased by the Company from the Selling Stockholders upon completion of the First Offering, including the closing of any over-allotment option pursuant to the First Underwriting Agreement (the “First Offering Closing”), shall be equal to the quotient obtained by dividing (x) the sum of (A) the First Purchase Price (as defined below), (B) $40,000,000 and (C) $50,000 for each $1,000,000, if any, by which the First Purchase Price exceeds $300,000,000, up to a total excess of $200,000,000, by (y) the price per share at which the First Underwriters purchase the First Underwritten Shares from the Selling Stockholders pursuant to the First Underwriting Agreement (including any discretionary fees or discounts) (the “First Price Per Share”). The Company shall have the right to designate a First Purchase Price in excess of $500,000,000, provided that in no event shall the Company so designate a First Purchase Price in excess of $500,000,000 if the result would be that the Selling Stockholders are unable to sell at least 43,700,000 shares of Common Stock pursuant to the First Underwriting Agreement.

(ii) Purchase Price. The purchase price for the First Purchased Shares shall be the First Purchase Price, which shall not be less than $300,000,000.

(iii) Condition of Company’s Obligation to Purchase. If the Selling Stockholders do not sell at least 43,700,000 shares of Common Stock (which is the minimum sale amount necessary to complete the First Offering) pursuant to the First Underwriting Agreement on or prior to April 30, 2009, then notwithstanding any Purchase Notice (as defined below) delivered pursuant to Section 1.02(b) hereof, the Company shall have no obligation to purchase any shares of Common Stock. The First Offering shall be deemed to commence upon the filing of the Registration Statement.

(b)	Second Offering.

(i)  Number of Shares. The number of shares of Common Stock (rounded to the nearest whole share) (the “Second Purchased Shares”) to be purchased by the Company from the Selling Stockholders upon completion of the Second Offering, including the closing of any over-allotment option pursuant to the Second Underwriting Agreement (the “Second Offering Closing”), shall be equal to the quotient obtained by dividing (x) the sum of (A) the Second Purchase Price (as defined below), (B) if the Company did not purchase any shares of Common Stock from the Selling Stockholders upon completion of the First Offering, $40,000,000, and (C) $50,000 for each $1,000,000 by which (i) the lesser of the Total Purchase Price (as defined below) or $500,000,000 exceeds (ii) the First Purchase Price, by (y) the price per share at which the Second Underwriters purchase the Second Underwritten Shares from the Selling Stockholders pursuant to the Second Underwriting Agreement (including any discretionary fees or discounts) (the “Second Price Per Share”). The Company shall have the option to designate a Second Purchase Price that would produce a Total Purchase Price in excess of $500,000,000, provided that, if the Company did not purchase any shares of Common Stock from the Selling Stockholders upon completion of the First Offering, in no event shall the Company so designate a Second Purchase Price in excess of $500,000,000 if the result would be that the Selling Stockholders are unable to sell at least 43,700,000 shares of Common Stock pursuant to the Second Underwriting Agreement. If the First Purchase Price is at least $300,000,000, the Company shall have no obligation to purchase any Common Stock upon completion of the Second Offering.

(ii) Purchase Price. The purchase price for the Second Purchased Shares, if any, shall equal the Second Purchase Price. If no shares were purchased in connection with the First Offering, then the Second Purchase Price shall be at least $300,000,000. If shares were purchased in connection with the First Offering, the Company shall have no obligation to purchase any Common Stock upon completion of the Second Offering.

(iii) Condition of Company’s Obligation to Purchase. If the Company did not purchase any shares of Common Stock from the Selling Stockholders upon completion of the First Offering, and if the Selling Stockholders do not sell at least 43,700,000 shares of Common Stock (which is the minimum sale amount necessary to complete the Second Offering if the First Offering was not completed) pursuant to the Second Underwriting Agreement on or prior to April 30, 2009, then notwithstanding any Purchase Notice delivered pursuant to Section 1.02(b) hereof, the Company shall have no obligation to purchase any shares of Common Stock. The Second Offering shall be deemed to commence upon the Company receiving from the Selling Stockholders written notice of the Selling Stockholders’ intent to initiate the Second Offering.

Section 1.02    Notices.

(a)       Not later than 5:00 p.m. Eastern time on the second (2nd) business day immediately prior to the proposed pricing date of the First Offering and the Second Offering, if applicable, the Selling Stockholders shall deliver a notice to the Company (A) setting forth the expected date of the pricing of such offering, the expected range of the First Price Per Share or the Second Price Per Share, as the case may be, and the expected range of the number of shares of Common Stock to be sold in such offering and (B) offering to sell shares of Common Stock owned by the Selling Stockholders in accordance with the terms and conditions of this Agreement (the “Offering Notice”); provided, however, that if following the delivery of an Offering Notice by the Selling Stockholders to the Company, the proposed pricing date of such offering, if applicable, is delayed, the Selling Stockholders shall deliver a new Offering Notice and any Purchase Notice from the Company in response to all preceding Offering Notices for such offering shall be void and of no effect.

(b)       Not later than 5:00 p.m. Eastern time on the business day prior to the proposed pricing date of the First Offering and the Second Offering, if applicable, as set forth in the Offering Notice, the Company shall deliver a notice to the Selling Stockholders (the “Purchase Notice”) setting forth the aggregate cash purchase price to be paid by the Company to the Selling Stockholders for the shares of Common Stock purchased upon the First Offering Closing (the “First Purchase Price”) or the Second Offering Closing (the “Second Purchase Price,” if any, and, together with the First Purchase Price, the “Total Purchase Price”), as applicable. Upon delivery by the Company to the Selling Stockholders of the Purchase Notice designating the First Purchase Price or the Second Purchase Price (if any), as the case may be, subject to the terms and conditions of this Agreement, the Company shall be obligated to purchase, and the Selling Stockholders shall be obligated to sell, the number of shares of Common Stock determined as above at the First Purchase Price or the Second Purchase Price (if any) on the related Closing (as defined below), all in accordance with the terms and conditions of this Agreement.

Section 1.03    Closing.

(a)       Each closing of the purchase and sale of shares of Common Stock shall take place at 10:00 a.m. Eastern time at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, IL 60606, on such date as shall be determined by the Company, which date shall be within twenty (20) days after the First Offering Closing or the Second Offering Closing, as the case may be, or at such other place, time and date as the parties hereto shall mutually agree upon (each such closing, a “Closing”). The date on which each Closing shall be held is referred to in this Agreement as a “Closing Date.”

(b)       The Company shall give notice to the Selling Stockholders of each Closing no later than two (2) business days prior to the applicable Closing Date.

Section 1.04    Company Closing Deliveries. At each Closing, the Company shall deliver or cause to be delivered to the Selling Stockholders:

(a)        the First or Second Purchase Price, as applicable, by wire transfer in immediately available funds to an account designated by the Selling Stockholders; and

(b)       the certificate contemplated by Section 4.02(b).

Section 1.05    Selling Stockholders Closing Deliveries. At each Closing, the Selling Stockholders shall deliver or cause to be delivered to the Company:

(a)       the applicable Repurchase Shares, either by (i) delivering stock certificates representing the applicable Repurchase Shares, duly endorsed in blank, or accompanied by stock powers duly endorsed in blank; (ii) transferring the applicable Repurchase Shares to the Company pursuant to an executed letter of direction delivered to the Company’s transfer agent prior to the Closing Date; or (iii) any combination of (i) and (ii) above; and

(b)       the certificate contemplated by Section 4.01(b).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDERS

Each Selling Stockholder jointly and severally represents and warrants to the Company as follows:

Section 2.01    Organization and Good Standing. Henkel KGaA is a Kommanditgesellschaft auf Aktien validly existing under the laws of the Federal Republic of Germany. Henkel Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Selling Stockholder has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

Section 2.02    Authorization. This Agreement has been duly and validly authorized, executed and delivered by each Selling Stockholder, and constitutes a legal, valid and binding agreement of each Selling Stockholder, enforceable against each Selling Stockholder in accordance with its terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors’

rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

Section 2.03    No Conflicts; Consents.

(a)       The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under, the charter, by-laws or similar document of each Selling Stockholder, any law, rule or regulation, or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, to which any Selling Stockholder is a party or by which any Selling Stockholder or its properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any federal, state, local or foreign court, administrative agency or governmental or regulatory authority or body (each, an “Authority”) to which any Selling Stockholder or any of its properties is subject, the effect of any of which, either individually or in the aggregate, would prevent or materially delay the ability of any Selling Stockholder to perform its obligations hereunder.

(b)       No consent, approval or authorization of or filing with any Authority or other third party is required to be obtained or made by any Selling Stockholder in connection with the execution and delivery of this Agreement and the performance by any Selling Stockholder of its obligations hereunder, other than any such consent, approval, authorization or filing that would not, individually or in the aggregate, prevent or materially delay the ability of any Selling Stockholder to perform its obligations hereunder.

Section 2.04    Title and Conveyance of Repurchase Shares. Each Selling Stockholder has good and valid title to the shares of Common Stock set forth opposite its name in Exhibit A to this Agreement, free and clear of all liens, security interests, encumbrances and claims of any kind and has the legal right and power to enter into this Agreement and to sell, transfer and deliver the Repurchase Shares; and upon sale and delivery of, and payment for, such Repurchase Shares as provided herein at each Closing, each Selling Stockholder will convey to the Company good and valid title to such Repurchase Shares being sold by it free and clear of all liens, security interests, encumbrances and claims of any kind.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Selling Stockholders as follows:

Section 3.01    Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

Section 3.02    Authorization. This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

Section 3.03    Authorization. No Conflicts; Consents.

(a)       The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under, the Restated Certificate of Incorporation or By-Laws of the Company, any law, rule or regulation or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, to which the Company is a party or by which the Company or its properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any Authority to which the Company or any of its properties is subject, the effect of any of which, either individually or in the aggregate, would prevent or materially delay the ability of the Company to perform its obligations hereunder.

(b)       No consent, approval or authorization of or filing with any governmental authority or other third party is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement, and the performance by the Company of its obligations hereunder, other than any such consent, approval, authorization or filing that would not, individually or in the aggregate, prevent or materially delay the ability of the Company to perform its obligations hereunder.

ARTICLE IV

CONDITIONS

Section 4.01    Conditions to Obligations of the Company. The obligation of the Company to effect the transactions contemplated hereby shall be subject to the fulfillment, on or prior to each Closing, of each of the following conditions (any of which may be waived by the Company in whole or part to the extent permitted by applicable law):

(a)       the representations and warranties of the Selling Stockholders set forth in Article II hereof shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date;

(b)       the Selling Stockholders shall have performed in all material respects all obligations required to be performed by them at or prior to Closing, and the Company shall have received a certificate signed on behalf of each Selling Stockholder by an executive officer of such Selling Stockholder certifying the satisfaction of the conditions set forth in Sections 4.01(a) and (b);

(c)       in the case of the First Offering, the First Offering Closing shall have occurred;

(d)       if the Company did not purchase any shares of Common Stock from the Selling Stockholders upon completion of the First Offering, then in the case of the Second Offering, the Second Offering Closing shall have occurred; and

(e)       no temporary restraining order, preliminary or permanent injunction or other judgment, decision or order issued by any governmental authority of competent jurisdiction shall be in effect preventing the consummation of the transactions contemplated hereby.

Section 4.02    Conditions to Obligations of the Selling Stockholders. The obligations of the Selling Stockholders to effect the transactions contemplated hereby shall be subject to the fulfillment, on or prior to each Closing, of each of the following conditions (any of which may be waived by the Selling Stockholders in whole or part to the extent permitted by applicable law):

(a)       the representations and warranties of the Company set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date;

(b)       the Company shall have performed in all material respects all obligations required to be performed by it at or prior to Closing, and each of the Selling Stockholders shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction of the conditions set forth in Sections 4.02(a) and (b);

(c)       in the case of the First Offering, the First Offering Closing shall have occurred;

(d)       in the case of the Second Offering, the Second Offering Closing shall have occurred; and

(e)       no temporary restraining order, preliminary or permanent injunction or other judgment, decision or order issued by any governmental authority of competent jurisdiction shall be in effect preventing the consummation of the transactions contemplated hereby.

ARTICLE V

EXPENSES

Section 5.01    Expenses. The Selling Stockholders shall pay (i) their own expenses and costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all counsel fees and transfer taxes and (ii) all out-of-pocket expenses incurred by the Company related to the road shows for the Offerings, including the use of private aircraft. Except as set forth above, the Company shall pay its own expenses and costs in connection with (i) this Agreement and the transactions contemplated hereby, including all counsel fees and (ii) the Offerings (other than underwriting discounts and commissions and brokerage commissions and fees, if any, payable with respect to Common Stock sold by the Selling Stockholders and fees and expenses of counsel and any accountants for the Selling Stockholders).

ARTICLE VI

MISCELLANEOUS

Section 6.01    Termination. This Agreement shall terminate upon the earliest of (a) the date on which the Selling Stockholders no longer own any shares of Common Stock, (b) the completion of the Company’s purchase obligation in connection with the Second Offering Closing, if any, or (c) at 5:00 p.m. Eastern time on the date that is eighteen (18) months after the date on which the registration statement for the First Offering is declared effective or otherwise becomes effective.

Section 6.02    Integration; Amendments; Waiver. This Agreement and the Amended Stockholders’ Agreement constitute the entire agreement, and supersedes all prior agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. Any term of this Agreement may be amended or modified only by the written agreement of the parties. No term or condition of this Agreement may be waived, except by a writing executed by the party against whom enforcement of any such waiver is being sought. No waiver by either party hereto of any term or condition of this Agreement shall operate as a waiver of such term or condition at any other time.

Section 6.03    Successors and Assigns. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 6.04    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission), (iii) when sent by electronic transmission (with confirmation of transmission) and (iv) one (1) business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, to:

Ecolab Inc. Ecolab Center 370 Wabasha Street North St. Paul, MN 55102 Facsimile: 651-293-2471 Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, IL 60606 Facsimile: 312-407-0411 Attention: Charles W. Mulaney, Jr.

If to the Selling Stockholders:

Henkel AG & Co. KGaA Henkelstrasse 67, Postfach 1100 D-4000 Dusseldorf 1, Germany Facsimile: +49 211 7 98 24 63 Attention: General Counsel

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Facsimile: 212-225-3999 Attention: William A. Groll

Section 6.05    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law doctrine.

Section 6.06    Jurisdiction and Venue. Each of the Company and the Selling Stockholders hereby agrees that any proceeding relating to this Agreement shall be brought in the state of Delaware. Each of the Company and the Selling Stockholders hereby consents to personal jurisdiction in any such action brought in any such Delaware court, consents to service of process by registered mail made upon such party and such party’s agent and waives any objection to venue in any such Delaware court or to any claim that any such Delaware court is an inconvenient forum.

Section 6.07    Severability. If any provision of this Agreement or the application of any such provision to any person or circumstances shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, including the remainder of the provision held invalid, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

Section 6.08    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall constitute original signatures.

Section 6.09    Headings. All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or inference shall be derived therefrom.

Section 6.10    Remedies. The Company and the Selling Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and the Selling Stockholders, in their sole discretion, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

Section 6.11    Effect of Termination. A termination as provided in Section 6.01 shall not release any party hereto from liability for a willful breach of this Agreement.

Section 6.12    Public Announcements. The Company and the Selling Stockholders agree that any press release or public commentary regarding this Agreement, the Amendment or the transactions contemplated hereby or thereby shall be mutually agreed upon, except as may be required by applicable law, any Authority or the rules of a stock exchange or trading market.

Section 6.13    Survival. All representations, warranties and covenants shall survive each Closing.

[signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ECOLAB INC.

By: /s/ Steven L. Fritze

Name: Steven L. Fritze

Its: Chief Financial Officer

HENKEL AG & CO. KGAA

By: /s/ Thomas Gerd Kuhn                 /s/ Heinz Nicolas

Name: Thomas Gerd Kuhn                  Heinz Nicolas

Its: General Counsel                             Senior Corporate Counsel

HENKEL CORPORATION

By: /s/ Paul R. Berry

Name: Paul R. Berry

Its: Senior V.P. and Chief
        Legal Officer

Exhibit A

Selling Stockholder	Shares of Common Stock
Henkel AG & Co. KGaA	43,738,036
Henkel Corporation	28,954,516

Signature page to Stock Repurchase Agreement